Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-207092) of América Móvil, S.A.B. de C.V. and subsidiaries of our reports dated April 26, 2018, with respect to the consolidated financial statements of América Móvil, S.A.B. de C.V. and subsidiaries, and the effectiveness of internal control over financial reporting of América Móvil, S.A.B. de C.V. and subsidiaries, included in this Annual Report on Form 20-F for the year ended December 31, 2017.

/s/ Mancera, S.C.

Mexico City, Mexico

April 26, 2018